Exhibit 100.3

                  Megola Inc.  Retains Equitilink for Investor Relations

CORUNNA, Ontario -- June 30, 2005 -- Megola Inc. (OTCBB: MGOA) today announced the selection of Equitilink, LLC to direct its financial communications and shareholder relations campaign by providing "one-on-one" investor relations. Joel Gardner, president and CEO of Megola, Inc., stated: "We need to move beyond only sharing the company's story through press releases and responding to shareholder inquiries and be more proactive. This means communicating directly with existing shareholders and aggressively disseminating our business plan and Environmental Technology initiatives to the retail market to attract new investors."

Gardner further added, "Equitilink is a good fit for Megola as we enter what should be a break-through year. The professionals at Equitilink are very knowledgeable of small-cap and micro-cap stocks, and we feel they are the appropriate firm to help get the Megola story out to the retail audience, and to advise our investors appropriately".

"Our discussions with Megola's management team have made it clear that the investment community will benefit by learning more about the Company," said James Mahoney, managing director of Equitilink. "Increased due diligence by new and old investors alike will help garner the kind of positive response the stock deserves."

Investors seeking an update on Megola or those interested in hearing Equitilink's plan to increase market awareness for MGOA stock, can call Equitilink's toll-free line during or after market hours to speak with any of the firm's investor relations representatives: (877) 788-1940.

About Megola Inc.

Megola Inc. is a leading solution provider in physical water treatment, microbiological control, wastewater treatment and air purification. Since going public, Megola has been attracting increasing amounts of interest from a variety of industries. The company is in the process of greatly expanding both the scope of its offerings and its reach throughout the global marketplace. Megola believes it can significantly boost its revenues through the continuance of its new business model.

To learn more about the Company, please visit the corporate website at www.megola.com

About Equitilink LLC:

Equitilink assists public companies in improving their shareholder relations through professional, cost-effective public/investor relation strategies and specializes in working with small-cap and micro-cap companies. Equitilink helps its clients achieve fair market value by expanding public awareness and enhancing corporate image. Additional information is available on the web at Equitilink, LLC (www.equitilinkpr.com), is a San Diego agency providing a variety of custom services for public companies seeking results-oriented investor relations programs. The Company assists public companies in improving their shareholder relations through professional, cost-effective public/investor relations strategies and specializes in working with small-cap and micro-cap companies. Equitilink helps its clients achieve fair market value by expanding public awareness and enhancing corporate image.
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Forward Looking Statements
The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
Megola Inc.
(866) 281-3258
IRinfo@megola.com
-----------------
or
Equitilink LLC
(877) 788-1940
Source: Megola Inc.